PROSPECTUS SUPPLEMENT NO. 3	Filed pursuant to Rule 424(b)(5) and Rule 424(c)
To Prospectus dated February 23, 2010, as supplemented by Prospectus Supplement dated December 20, 2010	Registration Statement No. 333-159253

4,529,484 Shares

Common Stock

This Prospectus Supplement No. 3 supplements the prospectus dated February 23, 2010, as supplemented by the prospectus supplement dated December 20, 2010. This prospectus supplement should be read in conjunction with the prospectus and previous prospectus supplement, and is qualified in its entirely by reference to the prospectus and previous prospectus supplement, except to the extent that the information presented herein supersedes the information contained in the prospectus or previous prospectus supplement. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized, except in connection with the prospectus, including any amendments or supplements thereto.

Unless the context otherwise indicates, references in this prospectus supplement to the “accompanying prospectus” refer to the prospectus dated February 23, 2010, as supplemented by the prospectus supplement dated December 20, 2010.

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering 4,529,484 shares of our common stock to Small Cap Biotech Value, Ltd., or Small Cap Biotech, pursuant to a Common Stock Purchase Agreement, dated as of December 20, 2010, between us and Small Cap Biotech, at a price of approximately $0.34 per share. The total purchase price for the shares is $1,562,628. We will receive net proceeds from the sale of these shares of approximately $1,536,628, after deducting our estimated offering expenses of approximately $26,000, including a placement agent fee of $15,626 to be paid to Reedland Capital Partners, an Institutional Division of Financial West Group, Member FINRA/SIPC, in connection with this offering.

This prospectus supplement and the accompanying prospectus also cover the sale of these shares by Small Cap Biotech to the public. Small Cap Biotech is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and any profits on the sales of shares of our common stock by Small Cap Biotech and any discounts, commissions or concessions received by Small Cap Biotech may be deemed to be underwriting discounts and commissions under the Securities Act.

We expect to issue the shares to Small Cap Biotech on or about February 25, 2011. Our common stock is listed on the Nasdaq Capital Market under the symbol “PARD.” On February 23, 2011, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.34 per share.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 24, 2011

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement (File No. 333-159253) that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  Under this “shelf” registration process, we may sell from time to time in one or more offerings up to $60,000,000 in aggregate offered amount of our securities described in the accompanying prospectus. As of the date of this prospectus supplement, after giving effect to the sale of the common shares offered by us in this offering, we will have sold $24,054,214 of securities under the registration statement, leaving $35,945,786 of securities that we may offer and sell in the future under the registration statement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with information that is different.  We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus are accurate only as of their respective dates, regardless of the time of delivery of any such document or of any sale of our common stock.

In this prospectus supplement, unless the context otherwise indicates, the terms “Poniard,” “the Company,” “we,” “our” and “us” or similar terms refer to Poniard Pharmaceuticals, Inc.  Our logo, trademarks and service marks are the property of Poniard.  Other trademarks or service marks appearing in this prospectus supplement and in the accompanying prospectus are the property of their respective holders.

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PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail later in this prospectus supplement and in the accompanying prospectus. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. Therefore, you should read the more detailed information set out in this prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and other documents or information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making any investment decision.

Poniard Pharmaceuticals, Inc.

Our Business

We are a biopharmaceutical company focused on the development and commercialization of cancer therapeutics.  Our lead product candidate is picoplatin, a new generation platinum-based cancer therapy that has the potential to become a platform product for use in different formulations, as a single agent or in combination with other anti-cancer agents, to treat multiple cancer indications.  Picoplatin is a chemotherapeutic designed to treat solid tumors that are resistant to existing platinum-based cancer therapies.  Clinical studies in over 1,100 patients to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies.  We have completed a pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin in the second-line treatment of patients with small cell lung cancer.  This trial did not meet its primary endpoint of overall survival, potentially due to an imbalance in the use of post-study chemotherapy between the picoplatin and best supportive care treatment arms. We also have completed separate Phase 2 trials evaluating picoplatin as a first-line treatment of metastatic colorectal cancer and castration-resistant (hormone-refractory) prostate cancer and a Phase 1 study evaluating our oral formulation of picoplatin in solid tumors.

On March 24, 2010, following a detailed analysis of primary and updated data from our Phase 3 study and an evaluation of the ongoing New Drug Application process, we announced that were suspending our efforts to seek regulatory approval for picoplatin in the second-line treatment of patients with small cell lung cancer.  In conjunction with this action, we completed a substantial reorganization of our workforce, reducing the number of employees to 12, effective April 30, 2010.  We are focusing our resources on developing registration strategies for picoplatin in colorectal, prostate, ovarian and lung cancers.  In addition, we have engaged the investment banking firm of Leerink Swann LLC to conduct a comprehensive review of strategic alternatives aimed at optimizing the value of our picoplatin program for our shareholders.  These strategic alternatives could include a recapitalization, financing, merger, asset sale or partnership.

We have since our inception dedicated substantially all of our resources to research and development.  We have not generated significant revenue from any product sales to date and have operated at a loss in each year of our existence.  As of September 30, 2010, we had an accumulated deficit of $433.7 million.  We expect to incur additional operating losses for the foreseeable future.  If picoplatin is not shown to be safe and effective, we will not receive the required regulatory approvals for commercial sale of such product.  We will require substantial additional capital to support the continued development of picoplatin and our future operations.  We may not be able to obtain required additional capital or enter into relationships with corporate partners and other third parties on a timely basis, on terms that ultimately prove favorable to us, or at all.  Conditions in the capital markets in general, and in the life science capital markets specifically, may affect our potential financing sources and opportunities for strategic transactions.  If we are unable to secure additional capital to fund working capital and capital expenditure requirements, we may be forced to explore liquidation alternatives, including seeking protection from creditors through the application of bankruptcy laws.

Certain Balance Sheet Data

Our cash, cash equivalents and short-term investments was approximately $23.3 million as of September 30, 2010.

Corporate Information

We were incorporated in Washington in 1984 under the name NeoRx Corporation. In September 2006, we changed our name to Poniard Pharmaceuticals, Inc. Our principal executive offices are located at 750 Battery Street, Suite 330, San Francisco, California 94111. Our telephone number is (650) 583-3774.  Our website address is www.poniard.com. The information on or accessible through our website is not part of this prospectus supplement and should not be relied upon in connection with making an investment in our securities.

The Offering

Common stock offered	4,529,484 shares

Common stock to be outstanding after this offering	59,118,115 shares

Use of proceeds	For working capital and other general corporate purposes.

Risk factors

You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Capital Market symbol	PARD

The number of shares of common stock to be outstanding after this offering is based on 54,588,631 shares outstanding as of February 23, 2011, and excludes:

•                  78,768 shares of common stock issuable upon conversion of our Series 1 convertible exchangeable preferred stock outstanding as of February 23, 2011; and

•                  5,214,525 shares of common stock issuable upon the exercise of options outstanding as of February 23, 2011 at a weighted average exercise price of $5.56 per share; and

•                  3,951,797 shares of common stock issuable upon vesting of restricted stock units outstanding as of February 23, 2011; and

•                  4,174,962 shares of common stock issuable upon the exercise of warrants outstanding as of February 23, 2011 at an  exercise price of $4.62 per share; and

•                  197,169 shares of common stock issuable upon the exercise of warrants outstanding as of February 23, 2011 at an exercise price of $2.00 per share; and

•                  1,049,893 shares of our common stock reserved for future awards and issuances under our amended and restated 2004 incentive compensation plan as of February 23, 2011.

Other*1,145)*280) | RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you make a decision to invest in our common stock, you should consider carefully the risks described below and in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 16, 2010, which is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in our subsequent filings with the SEC. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition.

Additional Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering and may allocate the net proceeds in ways that you and other shareholders may not approve.

We have not designated the amount of net proceeds we will receive from this offering for any particular purpose.  Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.  Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.  Moreover, our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

The sale of our common stock in this offering and any future sales of our common stock may depress our stock price.

Pursuant to this offering, we will sell 4,529,484 shares, or approximately 8.3% of our outstanding common stock as of February 23, 2011.  This sale and any future sales of a substantial number of shares of our common stock into the public market will have a dilutive impact on our existing shareholders.  Small Cap Biotech may resell some or all of the shares we issue to it in this offering, and such sales could cause the market price of our common stock to decline.  Although Small Cap Biotech is precluded from short sales of shares acquired pursuant to the common stock purchase agreement with Small Cap Biotech, or the Purchase Agreement, the sale of our to common stock to Small Cap Biotech, or the perception that such sales could occur, may encourage short sales by third parties, which could contribute to further decline of our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  These statements relate to future plans, strategies, intentions, expectations, objectives and goals or to our future financial performance and prospects and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements related to:

•                  our strategic objectives, including completing a comprehensive review of the strategic alternatives available to us;

•                  the nature of the strategic opportunities that we believe may be available to us;

•                  the likelihood of entering into a strategic transaction with respect to picoplatin on optimal terms, or at all;

•                  our willingness or ability to implement any proposals received;

•                  the adequacy of our current cash resources, potential costs and our projected cash needs;

•                  the potential sources and availability of adequate capital to continue operations;

•                  the safety and efficacy of picoplatin;

•                  our planned picoplatin development and regulatory activities, including proposed registration strategies, clinical studies and product indications;

•                  the scope of our intellectual property protection;

•                  the commercial viability and potential markets for picoplatin;

•                  estimates of the capacity of clinical and commercial contractors to support our picoplatin program;

•                  future regulatory approvals; and

•                  the future of our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  Discussions concerning these forward-looking statements can be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K, as well as updates or amendments thereof reflected in subsequent filings with the SEC. These statements are based largely on our expectations and projections about future events and trends affecting our business and are subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss many of these risks in greater detail in the documents incorporated by reference herein, including under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.  Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $1,536,628 from the sale of the shares of common stock.  “Net proceeds” is what we expect to receive after paying the placement agent fee and other expenses of this offering.

We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes as we work to conclude our review of strategic alternatives, including a recapitalization, financing, merger, asset sale or partnership, aimed at optimizing the value of our picoplatin program for our shareholders.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering or the timing and amount of actual expenditures.  Accordingly, we will retain broad discretion over the use of such proceeds.  Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

DILUTION

Our net tangible book value on September 30, 2010 was approximately $5.5 million, or $0.11 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of common shares outstanding.

After giving effect to the sale of 4,529,484 shares of common stock offered by us in this offering, our pro forma net tangible book value on September 30, 2010 would have been approximately $7.0 million, or $0.13 per share of common stock. The adjustments made to determine pro forma net tangible book value per share are the following:

•                  an increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds”; and

•                  the addition of the number of shares offered by this prospectus supplement to the number of shares outstanding as of September 30, 2010.

The following table illustrates the pro forma increase in net tangible book value of $0.02 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors in this offering:

Public offering price per share	$0.34
Net tangible book value per share on September 30, 2010	$0.11
Increase in net tangible book value per share attributable to this offering	$0.02
Pro forma net tangible book value per share on September 30, 2010, after giving effect to the offering	$0.13
Dilution per share to new investors in this offering	$0.21

The following table shows the difference between existing shareholders and new investors in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	48,326,678	91.4	$426,870,743	99.6%	$8.83
New investors	4,529,484	8.6	$1,562,628	0.4%	$0.34
Total	52,856,162	100.0%	$428,433,371	100.0%	$8.11

The above discussion and tables are based on 48,326,678 common shares outstanding at September 30, 2010, and do not include:

•                  78,768 shares of common stock issuable upon conversion of our Series 1 convertible exchangeable preferred stock outstanding as of September 30, 2010; and

•                  5,683,497 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2010 at a weighted average exercise price of $5.65 per share; and

•                  2,773,154 shares of common stock issuable upon vesting of restricted stock units outstanding as of September 30, 2010; and

•                  4,567,857 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2010 at an  exercise price of $4.62 per share; and

•                  197,169 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2010 at an exercise price of $2.00 per share; and

•                  609,938 shares of our common stock reserved for future awards and issuance under our amended and restated 2004 incentive compensation plan as of September 30, 2010.

DIVIDEND POLICY

We have not paid dividends on our common stock. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the terms of any future debt or credit facility may restrict our ability to pay dividends.

PLAN OF DISTRIBUTION

As disclosed in our Current Report on Form 8-K filed on December 21, 2010, we entered into a common stock purchase agreement with Small Cap Biotech for what is sometimes termed an equity line of credit arrangement.  The common stock purchase agreement, or the Purchase Agreement, provides that, upon the terms and subject to the conditions set forth therein, Small Cap Biotech is committed to purchase from us up to $10.0 million worth of shares of our common stock over the approximately 18-month term of the Purchase Agreement; provided, however, except as provided in the immediately following sentence, in no event may we sell under the Purchase Agreement more than 9,444,116 shares of common stock, or the Trading Market Limit, which is equal to one share less than 20% of our outstanding shares of common stock on the closing date of the Purchase Agreement, less the 221,218 common shares we issued to Small Cap Biotech in payment of its commitment fee.  The Purchase Agreement provides that the Trading Market Limit will not be applicable for any purposes of the Purchase Agreement or the transactions contemplated thereby, solely to the extent (and only for so long as) the average price of all common shares issued by us to Small Cap Biotech, taking into account all discounts and the shares issued to Small Cap Biotech in payment of its commitment fee, equals or exceeds $0.491 per share, which represents (i) the consolidated closing bid price per share of our common stock as reported on Nasdaq on the closing date of the Purchase Agreement and (ii) an incremental amount to account for the issuance of shares to Small Cap Biotech in payment of its commitment fee, subject to upward adjustment for any common shares issued by us in payment of partial damages for failing to timely deliver shares to Small Cap Biotech in accordance with the Purchase Agreement.

From time to time over the term of the Purchase Agreement, and at our sole discretion, we may present Small Cap Biotech with draw down notices requiring Small Cap Biotech to purchase a specified dollar amount of shares of our common stock, subject to certain limitations and so long as specified conditions are met.  The price per share at which the shares will be sold, and therefore the number of shares to be sold pursuant to the draw down notice, is determined over an eight consecutive trading-day period, or such other period as is mutually agreed by Small Cap Biotech and us, referred to as the pricing period.  We are able to present Small Cap Biotech with up to 24 draw down notices during the term of the Purchase Agreement, with only one such draw down allowed per pricing period and a minimum of five trading days required between each draw down period.  Each draw down is limited in size, unless otherwise mutually agreed by Small Cap Biotech and us, to the lesser of (i) certain agreed-upon draw down amounts (the largest of which is $2.5 million), based on the threshold price (discussed below) established by us for the draw down, and (ii) 2.5% of our market capitalization at the time of such draw down.  In addition, in no event may Small Cap Biotech purchase under the Purchase Agreement any shares of our common stock which, when aggregated with all other shares of our common stock owned by Small Cap Biotech, would result in beneficial ownership by Small Cap Biotech of more than 9.9% of the then issued and outstanding shares of our common stock, which we refer to as the Ownership Limitation.

Once presented with a draw down notice, Small Cap Biotech is required to purchase a pro rata portion of the dollar amount of shares specified in the notice for each trading day during the pricing period on which the daily volume-weighted average price for our common stock exceeds a threshold price specified by us in the draw down notice.  The per share purchase price for the shares sold on any particular trading period during the pricing period will equal the daily volume-weighted average price of our common stock for that day, less a discount ranging from 6.0% to 7.0%.  The amount of the discount varies based on the threshold price specified by us.  If the daily volume-weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the Purchase Agreement provides that Small Cap Biotech will not be required to purchase the pro rata portion of  the dollar amount of shares of common stock allocated to that day.  However, at its election, Small Cap Biotech may buy the pro rata portion of dollar amount of shares allocated to that day at the threshold price, less the discount described above.  The total number of shares sold to Small Cap Biotech during each draw down will be the sum of the number of shares required and/or elected to be purchased on each day of the pricing period.  The Purchase Agreement also provides that from time to time, and at our sole discretion, we may grant Small Cap Biotech the option to purchase additional shares of our common stock up to an aggregate amount specified by us during each draw down pricing period.  Upon Small Cap Biotech’s exercise of such option, we would sell to Small Cap Biotech the shares of our common stock subject to such option at a price equal to the greater of the daily volume-weighted average price of our common stock on the day Small Cap Biotech notifies us of its election to exercise its option or the threshold price for the option determined by us, less a discount calculated in the same manner as for the fixed amount set forth in the draw down notices.

We presented Small Cap Biotech with a draw down notice dated February 14, 2011: (i) to purchase a fixed amount of $1,000,000 of our common stock and (ii) granting Small Cap Biotech the option to purchase up to an aggregate of $2,750,000 of additional shares of our common stock, subject in all cases to the Trading Market Limit and the Ownership Limitation.  We set a threshold price of $0.35 per share for both the fixed amount and the option.  Small Cap Biotech agreed to waive the 2.5%  market capitalization limitation for this draw down.  As permitted by the Purchase Agreement, we and Small Cap Biotech mutually agreed that the pricing period would be six (rather than eight) consecutive trading days, or such shorter period as determined by Small Cap Biotech (provided that Small Cap Biotech has agreed to purchase the full amount of the draw down, subject to the Trading Market Limit and the Ownership Limitation).  Pursuant to the terms of the Purchase Agreement, the discount to Small Cap Biotech for this draw down is equal to 93.0% of the daily volume-weighted average price of our common stock during the draw down pricing period (or 7.0%)

On February 25, 2011, we expect to settle with Small Cap Biotech on the purchase of 4,529,484 shares of our common stock under the terms of this draw down notice and the Purchase Agreement.  Accordingly, pursuant to this prospectus supplement and the accompanying prospectus, we are offering 4,529,484 shares of our common stock to Small Cap Biotech, at a price of approximately $0.34 per share.  This prospectus supplement and the accompanying prospectus also cover the sale of these shares by Small Cap Biotech to the public.  The total gross purchase price for the shares is $1,562,628.  We will receive net proceeds from the sale of these shares of approximately $1,536,628, after deducting our estimated offering expenses of approximately $26,000, including a placement agent fee of $15,626 to be paid to Reedland Capital Partners, an Institutional Division of Financial West Group, Member FINRA/SIPC, in connection with this offering.

We completed an earlier draw down on February 9, 2011, in which we issued and sold 4,914,632 common shares to Small Cap Biotech at a purchase price of approximately $0.39 per share.  With the closing of the current draw down, we will have issued and sold to Small Cap Biotech an aggregate of 9,444,116 common shares, which is the Trading Market Limit under the Purchase Agreement.  Thereafter, no additional common shares may be issued and sold to Small Cap Biotech under the equity line facility and the Purchase Agreement by its terms automatically will terminate.

Additional information is set forth under the caption “Plan of Distribution” in the accompanying prospectus and in our Current Report on Form 8-K filed with the SEC on December 21, 2010, which is incorporated herein by reference.  For more information, please see the section entitled “Information Incorporated by Reference” in this prospectus supplement.

LEGAL MATTERS

The validity of the issuance of the common stock offered in this prospectus supplement will be passed upon for us by our counsel, Perkins Coie LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements of Poniard Pharmaceuticals, Inc. appearing in Poniard Pharmaceuticals, Inc.'s Annual Report (Form 10-K) as of December 31, 2009, and the effectiveness of Poniard Pharmaceuticals, Inc.'s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Poniard Pharmaceuticals, Inc. and subsidiary as of December 31, 2008 and for the years ended December 31, 2008 and 2007 appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2008 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows.  Furthermore, the Company's long-term debt agreement contains certain covenants that require the Company to maintain a certain level of unrestricted cash and cash equivalents, and contains certain substantive acceleration clauses related to material adverse changes which raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustment that might results form the outcome of the uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus supplement forms a part.  The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement.  For further information about us and the common stock we are offering under this prospectus supplement, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement.  With respect to the statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement or to a document incorporated by reference in the registration statement.

We file reports, proxy statements and other information with the SEC under the Exchange Act.  You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.  The address of that website is www.sec.gov.  In addition, our common stock is listed on The Nasdaq Capital Market and similar information can be inspected and copied at the offices of the Financial Industry Regulatory Authority, 1735 K Street, N.W., Washingtion, D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus.  The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•                 our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 16, 2010;

•                 our Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed on May 10, 2010;

•                 our Quarterly Report on Form 10-Q for the period ended June 30, 2010, filed on August 9, 2010;

•                 our Quarterly Report on Form 10-Q for the period ended September 30, 2010, filed on November 9, 2010;

•                 our Current Reports on Form 8-K, filed on January 27, 2010, February 3, 2010, February 11, 2010, February 18, 2010, February 19, 2010, February 23, 2010, March 8, 2010, March 12, 2010, March 19, 2010, March 25, 2010, June 8, 2010, June 14, 2010, July 23, 2010, September 15, 2010, December 1, 2010, December 16, 2010, December 21, 2010, January 24, 2011, February 8, 2011 and February 24, 2011;

•                 our Definitive Proxy Statement on Schedule 14A for the 2010 Annual Meeting of Shareholders, filed on April 28, 2010; and

•                 the description of our common stock contained in our registration statement on Form 8-A, filed on March 24, 1988 under Section 12(g) of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

We will provide, upon written or oral request, without charge to each person, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information incorporated by reference (exclusive of exhibits to such documents, unless such exhibits are specifically incorporated by reference herein).  Requests should be directed to:

Poniard Pharmaceuticals, Inc.

750 Battery Street, Suite 330

San Francisco, California 94111

Attention: Investor Relations

(650) 583-3774